Exhibit 10.4

2025 PERFORMANCE STOCK UNIT AWARD AGREEMENT

(3-Year Performance Period)

Congratulations! On ____________, 2025, Leggett & Platt, Incorporated (the “Company”) granted you a Performance Stock Unit Award (the “Award”) under the Company’s Flexible Stock Plan (the “Plan”). The Award is granted subject to the enclosed Terms and Conditions – 2025-2027 Performance Stock Unit Award (the “Terms and Conditions”).

You have been granted a base award of Performance Stock Units as reflected in your Morgan Stanley account. The number of PSUs for your base Award was determined by multiplying your current annual base salary by your Award multiple (set by Senior Management and approved by the Compensation Committee) and dividing this amount by the average closing share price of the Company’s stock for the 10 trading days following the 2024 fourth quarter earnings release.

A percentage of your base award, not to exceed 200%, will vest on December 31, 2027, and will be paid out by March 15, 2028. Fifty percent of your vested Award will be paid out in cash, and the Company intends to distribute the remaining 50% in shares of the Company’s common stock.

As described in the Terms and Conditions, the payout percentage for this Award depends on the level of achievement of two performance objectives over the three-year performance period, as adjusted by a payout multiplier. 50% of your Award is based upon the Company’s Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and 50% is based upon the Company’s Return on Invested Capital (“ROIC”), according to the schedules below.

EBITDA $	EBITDA Vesting %		ROIC %	ROIC Vesting %
<$1,065.6M	0%		<8.4%	0%
$1,065.6M	50%	Threshold	8.4%	50%
$1,332.0M	100%	Target	10.5%	100%
$1,665.0M	200%	Maximum	13.1%	200%

The combined EBITDA and ROIC results are subject to a payout multiplier based upon the Company’s Total Shareholder Return compared to a peer group over the three-year performance period (“Relative TSR”). As shown below, there will be a 25% reduction (a multiplier of 0.75) in your payout if our Relative TSR ranks in the bottom quartile, a 25% increase (a multiplier of 1.25) if we rank in the top quartile, and an adjustment determined on a linear basis if we rank in between these levels.

This award letter and the enclosed materials are part of a prospectus covering securities that have been registered under the Securities Act of 1933. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.

The Relative TSR multiplier cannot be applied to make the Award’s total payout exceed the maximum 200%, and, if the Company’s absolute TSR for the performance period is negative, application of the Relative TSR multiplier may not increase the Award’s total payout above 100%.

You are not required to accept the Award. By signing below, you confirm that you understand and agree that this Award of Performance Stock Units is granted in exchange for you agreeing to the Terms and Conditions and the Plan, that the Terms and Conditions and the Plan are included in this Agreement by reference, and that you are not otherwise entitled to the Award. A summary of the Plan and the Company’s most recent Annual Report to Shareholders are available upon request to the Corporate Human Resources Department.

Accepted and Agreed:

Date:

2

2025-2027 TERMS AND CONDITIONS - PERFORMANCE STOCK UNIT AWARD

1.

Performance Period. Your payout under this Performance Stock Unit Award (the “Award”) will depend on (i) the base award shown on your Award Agreement and (ii) the Company’s performance during the three-year period beginning January 1, 2025, and ending December 31, 2027 (the “Performance Period”).

2.

Performance Objectives and Payout Multiplier. The payout under this Award is based upon the level of achievement of two performance objectives and a payout multiplier. The “Base Payout Percentage” of your Award is the aggregate of (i) 50% based upon the vesting percentage for the Company’s Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and (ii) 50% based upon the vesting percentage for the Company’s Return on Invested Capital (“ROIC”). The Base Payout Percentage will be adjusted by the Relative TSR Multiplier (described below) to determine your Award’s final payout percentage. The maximum payout percentage for the Award is 200%.

a.	EBITDA. EBITDA during the Performance Period is the total earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Company during the three-year Performance Period.

The calculation of EBITDA will include results from businesses acquired during the Performance Period. EBITDA will exclude results for any businesses divested during the Performance Period. EBITDA will exclude (i) certain currency and hedging-related gains and losses, (ii) gains and losses from asset disposals, (iii) items that are outside the scope of the Company’s core, on-going business activities, including changes to the Company’s capital allocation priorities and related uses of cash, and (iv) with respect to Profit Centers, all amounts relating to corporate allocations. EBITDA will be adjusted to eliminate gain, loss or expense, as determined in accordance with standards established under Generally Accepted Accounting Principles, (i) from non-cash impairments; (ii) related to loss contingencies identified in footnotes to the financial statements in the Company’s 10-K relating to the fiscal year immediately preceding the Performance Period; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle.

The 50% of your Base Payout Percentage allocated to EBITDA will be determined according to the following schedule. Payouts will be interpolated for results falling between the levels shown.

EBITDA $		EBITDA Vesting %
<$1,065.6M		0%
$1,065.6M	Threshold	50%
$1,332.0M	Target	100%
$1,665.0M	Maximum	200%

b.

ROIC. ROIC during the Performance Period is (i) the Company’s average net operating profit after tax in the first, second and third years of the Performance Period divided by (ii) the Company’s average Invested Capital on the last day of the fiscal year immediately preceding the Performance Period and the last day of the first, second and third years of the Performance Period. “Invested Capital” is the sum of shareholder equity, long-term debt and short-term debt, less cash and cash equivalents.

The calculation of ROIC, or ROIC targets shown in the table below, may be modified to reflect the impact from businesses acquired or divested during the Performance Period. ROIC will exclude (i) certain currency and hedging-related gains and losses, (ii) gains and losses from asset disposals, and (iii) items that are outside the scope of the Company’s core, on-going business activities, including changes to the Company’s capital allocation priorities and related uses of cash. ROIC will be adjusted to eliminate gain, loss or expense, as determined in accordance with standards established under Generally Accepted Accounting Principles, (i) from non-cash impairments; (ii) related to loss contingencies identified in footnotes to the financial statements in the Company’s 10-K relating to the fiscal year immediately preceding the Performance Period; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle.

The 50% of your Base Payout Percentage allocated to ROIC will be determined according to the following schedule. Payouts will be interpolated for results falling between the levels shown.

ROIC Achievement		ROIC Payout
<8.4%		0%
8.4%	Threshold	50%
10.5%	Target	100%
13.1%	Maximum	200%

c.

Relative TSR Modifier. Your Base Payout Percentage will be adjusted by applying the Relative TSR Multiplier determined by the Company’s Relative TSR percentile during the Performance Period, according to the following schedule. The multiplier will be interpolated for results falling between the levels shown.

Relative TSR Percentile	Relative TSR Multiplier
<25th	0.75
25th	0.75
50th	1.00
75th	1.25
>75th	1.25

The Award’s maximum 200% payout percentage cannot by exceeded by application of the Relative TSR Multiplier. In addition, in the event the Company’s TSR for the Performance Period is negative (Ending Stock Price plus Reinvested Dividends is less than the Beginning Stock Price), application of the Relative TSR Multiplier may not increase the Award’s final payout above 100%.

To determine the Company’s Relative TSR percentile rank, the Company’s Total Shareholder Return (“TSR”) during the Performance Period will be compared to the TSR of all the companies in the Industrial, Consumer Discretionary and Materials sectors of the S&P 500 and the S&P 400 (the “Peer Group”). TSR is calculated as follows and assumes dividends are reinvested on the ex-dividend date:

Ending Stock Price – Beginning Stock Price + Reinvested Dividends

Beginning Stock Price

The “Beginning Stock Price” is the average closing share price of the Company’s stock for the last 20 trading days prior to the Performance Period. The “Ending Stock Price” is the average closing share price of the Company’s stock for the last 20 trading days within the Performance Period.

3.

Vesting of Award and Form of Payout. With the exception of early vesting for circumstances described in Sections 4 and 5, this Award will vest on December 31, 2027 (the “Vesting Date”). Fifty percent (50%) of your vested Award will be paid out in cash (the “Cash Portion”), and the Company intends to pay out the remaining fifty percent (50%) in shares of the Company’s common stock (the “Stock Portion”), although the Company reserves the right, except for distributions to persons subject to Section 16 of the Securities Exchange Act of 1934 (a “Section 16 Officer”), to pay up to one hundred percent (100%) of the vested Award in cash. Your vested Award will be paid out as soon as reasonably practicable following the end of the Performance Period but in no event later than March 15, 2028 (the “Payout Date”). On the Payout Date, the Company will issue to you (i) one share of the Company’s common stock for each vested Performance Stock Unit comprising the Stock Portion of your Award, subject to reduction for tax withholding, and (ii) a check with a gross value equal to the closing market price of the Company’s common stock on the last business day of the Performance Period (or the date of the Change of Control if Section 5 applies) times the number of vested Performance Stock Units comprising the Cash Portion of your Award, subject to reduction for tax withholding as described in Section 8.

4.	Termination of Employment.

a.

Except as provided in Section 4(b), Section 4(c), and Section 5, if your employment is terminated for any reason before the Vesting Date, your right to this Award will terminate immediately upon such termination of employment. Termination of employment and similar terms when used in this Award refer to a termination of employment that constitutes a separation from service within the meaning of Section 409A of the Internal Revenue Code.

b.

If your termination of employment during the Performance Period is due to Retirement (as defined below), your Award will vest at the end of the Performance Period and will be prorated for the number of days during the Performance Period from January 1, 2025 to your termination.

“Retirement” means a termination, other than for Cause (as defined below), occurring (i) on or after age 65, or (ii) on or after the date at which the combination of your age and your years of service with the Company or any company or division acquired by the Company is greater than or equal to 70 years.

c.

If your termination of employment during the Performance Period is due to death or Disability (as defined below), your Award will vest immediately at 100% of your Base Award and be payable within 60 days of such event.

“Disability” means the inability to substantially perform your duties and responsibilities by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than one year.

d.

The employment relationship will be treated as continuing intact while you are on military, sick leave or other bona fide leave of absence if (i) the Company does not terminate the employment relationship or (ii) your right to re-employment is guaranteed by statute or by contract.

5.

Change in Control. If, during the Performance Period, a Change in Control of the Company (as defined in the Flexible Stock Plan, the “Plan”) occurs and your employment is terminated either (i) by the Company (for reasons other than Disability or Cause, as defined below) or (ii) by you for Good Reason (as defined below), then the Company (or its successor) will issue to you 200% of your Base Award, within thirty (30) days following your termination of employment (subject to delay until the first day of the first month that is more than six months following your separation from service to the extent required in Section 16.7 of the Plan, if you are a specified employee within the meaning of Section 409A of the Internal Revenue Code).

a.	Termination by Company for Cause. Termination for “Cause” under this Agreement shall be limited to the following:

i.

Your conviction of any crime involving money or other property of the Company or any of its affiliates (including entering any plea bargain admitting criminal guilt), or a conviction of any other crime (whether or not involving the Company or any of its affiliates) that constitutes a felony in the jurisdiction involved; or

ii.

Your willful act or omission involving fraud, misappropriation, or dishonesty that (i) causes significant injury to the Company or (ii) results in significant personal enrichment to you at the expense of the Company; or

iii.

Your continued, repeated, willful failure to substantially perform your duties; provided, however, that no discharge shall be deemed for Cause under this subsection (a) unless you first receive written notice from the Company advising you of specific acts or omissions alleged to constitute a failure to perform your duties, and such failure continues after you have had a reasonable opportunity to correct the acts or omissions so complained of.

A termination shall not be deemed for Cause if, for example, the termination results from the Company’s determination that your position is redundant or unnecessary or that your performance is unsatisfactory for reasons not otherwise specified above.

b.

Termination by Employee for Good Reason. You may terminate your employment for “Good Reason” by giving notice of termination to the Company during the Performance Period following (i) any action or omission by the Company described in this Section or (ii) receipt of notice from the Company of the Company’s intention to take any such action or engage in any such omission. The actions or omissions which may lead to a termination of employment for Good Reason are as follows:

i.	A reduction by the Company in your base salary as in effect immediately prior to the Change in Control; or

ii.

A change in your reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control that results in a material diminution within the Company of title, status, authority or responsibility; or

iii.	A material reduction in your target annual incentive opportunity as in effect immediately prior to the Change in Control, expressed as a percentage of base salary; or

iv.

A requirement by the Company that you be based or perform your duties anywhere other than at the location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations immediately prior to the Change in Control; or

v.

A material reduction in annual target value of your long-term incentive awards as in effect immediately prior to the Change in Control (with the value determined in accordance with generally accepted accounting standards); or

vi.	A failure by the Company to obtain the assumption agreement to perform this Agreement by any successor as contemplated by Section 13 of this Agreement; or

vii.

Any purported termination of your employment for Disability or for Cause that is not carried out pursuant to a notice of termination which satisfies the requirements of Section 5(c); and for purposes of this Agreement, no such purported termination shall be effective.

c.

Notice of Termination. Any purported termination by the Company of your employment shall be communicated by notice of termination to the other party. A notice of termination shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment under the Section so indicated.

d.

Date of Termination. The date your employment is terminated under Section 5 of this Agreement is called the “Date of Termination”. In cases of Disability, the Date of Termination shall be 30 days after notice of termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30-day period). If your employment is terminated for Cause, the Date of Termination shall be the date specified in the notice of termination. If your employment is terminated for Good Reason, the Date of Termination shall be the date set out in the notice of termination, which shall be between 30 and 60 days following delivery of the notice of termination; provided, if, within 30 days of receipt of such notice, the Company takes such appropriate actions as are necessary to correct, reverse or cure the actions or omissions that you identify as causing Good Reason, then no Good Reason shall have occurred and the notice of termination shall be deemed withdrawn.

Any dispute by a party hereto regarding a notice of termination delivered to such party must be conveyed to the other party within 30 days after the notice of termination is given. If the particulars of the dispute are not conveyed within the 30-day period, then the disputing party’s claims regarding the termination shall be forever deemed waived.

6.	Transferability. The Performance Stock Units may not be transferred, assigned, pledged or otherwise encumbered until the underlying shares have been issued or settled in cash.

7.

No Rights as Shareholder. You will not have the rights of a shareholder with respect to the Stock Portion of the Performance Stock Units until the underlying shares have been issued. You will not have the right to vote the shares or receive any dividends that may be paid on the underlying shares prior to issuance.

8.

Withholding. You will recognize taxable income equal to the fair market value of the shares underlying the Stock Portion of the Award plus the dollar value of the Cash Portion of the Award on the Payout Date. This amount is subject to ordinary income tax and payroll tax. The Company will withhold (at the Company’s required withholding rate) any amount required to satisfy applicable tax laws (i) in cash from the Cash Portion of the payout and (ii) in shares from the Stock Portion of the payout.

The income and tax withholding generated by your payout will be reported on your W-2. If your personal income tax rate is higher than the Company’s required withholding rate, you will owe additional tax on the issuance. After payment of the ordinary income tax, the shares you receive for the Stock Portion of your payout will have a tax basis equal to the closing price of L&P stock on the Payout Date.

9.

Restrictive Covenants. Due to your leadership role in the Company, you are in a position of trust and confidence and have access to and knowledge of valuable confidential information of the Company, including business processes, techniques, plans, and strategies across the Company, trade secrets, sensitive financial and legal information, terms and arrangements with business partners, customers, and suppliers, trade secrets, and other confidential information that if known outside the Company would cause irreparable harm to the Company. In addition, you may have influence upon customer or supplier relationships, goodwill or loyalty which are valuable interests to the Company.

During your employment and through one year after the Payout Date of this Award, you will not directly or indirectly (i) engage in any Competitive Activity, (ii) solicit orders from or seek or propose to do business with any customer, supplier, or vendor of the Company or its subsidiaries or affiliates (collectively, the “Companies”) relating to any Competitive Activity, (iii) influence or attempt to influence any employee, representative or advisor of the Companies to terminate his or her employment or relationship with the Companies, or (iv) engage in activity that may require or inevitably will require disclosure of trade secrets, proprietary information, or confidential information. “Competitive Activity” means any manufacture, sale, distribution, engineering, design, promotion or other activity that competes with any business of the Companies in which you were involved during the last year of your employment in the Restricted Territory. “Restricted Territory” means any geographic area in which any of the following occurred or existed during the last year of your employment with one or more of the Companies: (i) you contacted any customer, supplier or vendor, or (ii) any customer, supplier or vendor you serviced or used were located, or (iii) operations for which you had responsibility sold any products, or (iv) any products you designed were sold or distributed. You agree the covenants in this Section are reasonable in time and scope and justified based on your position and receipt of the Award. In the event you violate the terms of this Section, the one-year term of the restrictive covenants shall be automatically extended by the period you were violating any term of this Section and by any period that the Companies seek to enforce its rights for any violating conduct through litigation.

If you violate the preceding paragraph, then you will pay to the Company any Award Gain you realized from this Award. “Award Gain” for the Cash Portion of your Award is equal to (i) the cash paid to you on the Payout Date of this Award (including the tax withholding), minus (ii) any non-refundable taxes paid by you as a result of the distribution. “Award Gain” for the Stock Portion of your Award is equal to (i) the number of shares distributed to you on the Payout Date of this Award times the fair market value of L&P stock on the Payout Date (including the tax withholding), minus (ii) any non-refundable taxes paid by you as a result of the distribution. In addition, the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against you for any breach or threatened breach of this Section from any court of competent jurisdiction, without the necessity of showing any actual damages or showing money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Such equitable relief shall be in addition to, not in lieu of, any legal remedies, monetary damages, or other available forms of relief.

If any restriction in this Section is deemed unenforceable, then you and the Company contemplate that the appropriate court will reduce the scope or other provisions and enforce the restrictions set out in this section in their reduced form. The covenants in this Section are in addition to any similar covenants under any other agreement between the Company and you.

10.

Repayment of Awards. If, within 36 months after an Award is paid, the Company is required to restate previously reported financial results, the Committee will require all Award recipients to repay any amounts paid in excess of the amounts that would have been paid based on the restated financial results. The Committee will issue a written Notice of Repayment documenting the corrected Award calculation and the amount and terms of repayment.

In addition, the Committee may require repayment of the entire Award from any Award recipients determined, in its discretion, to be personally responsible for gross misconduct or fraud that caused the need for the restatement.

The Award recipient must repay the amount specified in the Notice of Repayment. The Committee may, in its discretion, reduce a current year Award payout as necessary to recoup any amounts outstanding under a previously issued Notice of Repayment.

In addition to the foregoing provisions of this Section 10, any Awards to recipients who are also Section 16 Officers are subject to the terms of the Company’s Incentive Compensation Recovery Policy (the “Policy”), and Award amounts received by Section 16 Officers may be subject to recovery by the Company pursuant to that Policy in the event of an accounting restatement. In the event of any conflict between the provisions of this Section 10 and the Policy (in situations in which the Policy is applicable), the Policy shall control.

11.

Award Not Benefit Eligible. This Award will be considered special incentive compensation and will not be included as earnings, wages, salary or compensation in any pension, retirement, welfare, life insurance or other employee benefit plan or arrangement of the Company.

12.

Plan Controls; Committee. This Award is subject to all terms, provisions and definitions of the Plan, which is incorporated by reference. In the event of any conflict, the Plan will control over this Award. Upon request, a copy of the Plan will be furnished to you. The Plan is administered by a committee of non-employee directors or their designees (the “Committee”). The Committee’s decisions and interpretations with regard to this Award will be binding and conclusive.

13.

Assignment. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Award in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Award. As used in this Award, “Company” means (i) Leggett & Platt, Incorporated, its subsidiaries and affiliates, and (ii) any successor to its business and/or assets which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Award by operation of law.

14.

Section 409A. The Company believes this Award constitutes a short-term deferral within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder. Notwithstanding anything contained in these terms and conditions, it is intended that the Award will at all times meet the requirements of Section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Award will be interpreted to meet such requirements.

To the extent permitted by Section 409A, the Committee retains the right to delay a distribution of this Award if the distribution would violate securities laws or otherwise result in material harm to the Company.

15.

Data Privacy. You acknowledge and agree that the Company may collect, use and share your personal information, including transferring the personal information to the United States (which may have different data privacy laws and protections than one’s home country), to implement and administer the Award. This personal information may include, without limitation, your: employee identification number; national identification number; first and last names; home and other physical address; email addresses; telephone and fax numbers; dates of birth; organization name, job title, and department name; reporting hierarchy; work history; performance ratings; and payroll information. The Company will collect, process, and transfer the personal information pursuant to a proper legal basis and with appropriate safeguards, and may disclose such information to non-agent third parties assisting the Company in administering the Award.

Additional information concerning the Company’s collection and use of your personal information is available in the Privacy Policy located on the Company’s intranet site.

16.

Other. In the absence of any specific agreement to the contrary, the grant of this Award to you will not affect any right of the Company or its subsidiaries to terminate your employment or your right to resign from employment.

This Award is entered into and accepted in Carthage, Missouri. The Award will be governed by Missouri law, excluding any conflicts or choice of law provision that might otherwise refer construction or interpretation of the Award to the substantive law of another jurisdiction.

Any action or proceeding arising from or related to this Award is subject to the exclusive venue and subject matter jurisdiction of the Circuit Court for Jasper County, Missouri or the United States District Court for the Western District of Missouri, and the parties agree to submit to the jurisdiction of such Courts. The parties also waive the defense of an inconvenient forum and agree not to seek any change of venue from such Courts.